Exhibit 99.1


NEWS COPY                                                   INFORMATION CONTACT:
                                                            John S. Hastings
FOR IMMEDIATE RELEASE                                       (314) 719-1831


                   MULRONEY ELECTED TO VIASYSTEMS GROUP BOARD


ST. LOUIS, March 30, 2001 - Viasystems Group, Inc. (NYSE: VG) today announced that the Right Honorable Brian Mulroney has been elected to the company's Board of Directors. Mr. Mulroney fills a previously vacant board position.

"We are gratified to have an individual of the status of Mr. Mulroney join our Board of Directors," stated James N. Mills, Chairman and Chief Executive Officer of Viasystems. "We expect Mr. Mulroney to take an active role in Viasystems' formulation of its strategic initiatives and in capturing new business opportunities."

Mr. Mulroney was elected Canada's eighteenth Prime Minister in 1984, leading the Progressive Conservative Party to the largest victory in Canadian history. He was reelected with a majority government again in 1988 and had served a total of almost nine years when he resigned in 1993.

Mr. Mulroney is a senior partner of the Montreal law firm of Ogilvy Renault. Mr. Mulroney serves on the Boards of Directors of Archer Daniels Midland Company, Cendant Corporation, TrizecHahn Corporation, Barrick Gold Corporation, Quebecor Inc. and Sun Media. He also serves as non-executive Chairman of Forbes Global and as a member of the International Advisory Board of J.P. Morgan Chase.

Viasystems Group, Inc. is a leading global EMS provider with approximately 24,000 employees and 34 manufacturing facilities in nine countries, supplying customers in the telecommunications, networking, automotive and consumer electronics industries. Viasystems is listed on the New York Stock Exchange, trading under the symbol "VG."

                               www.viasystems.com
                               ------------------

                                      # # #